EXHIBIT 21.1

1st United Bancorp, Inc. Subsidiaries, as of December 31, 2010.

1st United Bancorp, Inc. subsidiaries:
1st United Bank (Florida)
Equitable Equity Lending, Inc. (Florida)

1st United Bank subsidiaries:
TBOM Residential, LLC (Florida)
TBOM Mortgage Holding, LLC (Florida)
TBOM Mortgage Holding, LLC (Florida)
Temple Terrace Acquisition, LLC (Florida)
TBOM Merritt Island, LLC (Florida)
International Realty Holding Corporation (Florida)